Exhibit 99.1

Bank of the James Announces Fourth Quarter, Full Year 2015 Financial Results

Record Operating Results, Asset Growth, Market Expansion

LYNCHBURG, VA—January 29, 2016 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), Charlottesville, Harrisonburg, Roanoke and other markets in Virginia, today announced unaudited results for the three months and 12 months ended December 31, 2015.

Net income for the three months ended December 31, 2015 was $825,000 or $0.22 per diluted share compared with $951,000 or $0.28 per diluted share for the three months ended December 31, 2014. For the 12 months ended December 31, 2015, net income increased 8.2% to $3.69 million or $1.07 per diluted share compared with $3.41 million or $1.01 per diluted share for the 12 months ended December 31, 2014.

The number of weighted average shares outstanding increased by 9.5% and 2.6% for the three and twelve months ended December 31, 2015, respectively, as compared to the similar periods in 2014 resulting from the issuance of one million new shares of the company’s common stock on December 3, 2015.

Robert R. Chapman III, President and CEO, stated: “It was an eventful and record-setting year for Bank of the James, generating growth throughout our franchise. A full slate of financial products and capabilities, and the ability of our experienced professionals to provide clients with integrated financial solutions, enabled us to earn a greater share of customers’ banking business. This contributed to building relationships that incorporated lending, deposits, electronic banking and investment brokerage services.

“To continue this momentum, we raised new capital and generated new capital through earnings. We invested earnings in technology to optimize the company’s operations and efficiency, hired proven, experienced bankers and retained the talented and dedicated people who are making success possible, and expanded into markets that offer a good geographic and demographic fit with our core Region 2000 market.”

Fourth Quarter 2015 Highlights (Quarterly, Year-Over-Year)

•	Interest income from earning assets increased 9.1%, primarily reflecting double-digit growth in construction and commercial lending.

•	Average interest earning assets were $488.92 million, a 16.3% increase from fourth quarter 2014.

•	The ratio of nonperforming loans to total loans improved to 0.78% from 0.88%, reflecting continuing loan portfolio quality.

•	Tangible book value per share rose to $11.01 at December 31, 2015 compared with $10.31 per share a year earlier.

Year-End 2015 Financial Highlights, Shareholder Value Measures (December 31, 2015 vs. December 31, 2014)

•	Net income in 2015 was a company record $3.69 million.

•	Total interest income of $20.30 million increased 8.4% from $18.73 million in 2014, and net interest income rose 7.4% to a record $17.61 million in 2015.

•	Noninterest income, driven primarily by increased fees from residential purchase mortgage originations, rose 16.9% in 2015 to $4.19 million from $3.59 million a year earlier.

•	Total deposits were $467.61 million, growing 17.1% from 2014, and partially reflected a 22.3% rise in noninterest bearing deposits typically associated with business banking relationships. Lower-cost core demand deposits (checking, NOW, money market, savings accounts) increased 7%.

•	Loans held for investment, net of allowance for loan losses, were $430.45 million at December 31, 2015, up 9.1% from the prior year.

•	Total assets grew to a record $527.45 million in 2015 from $460.87 million in 2014.

•	Total stockholders equity, reflecting the company’s increased value and the proceeds from the December 2015 stock offering, was $48.20 million, up 38.6% from $34.78 million a year earlier.

•	The company issued quarterly cash dividends to shareholders throughout 2015, and increased the quarterly dividend 20% during the year.

Key Accomplishments and Recognition

•	Completed a private placement sale of one million shares of common stock, generating gross proceeds of $11.52 million to be used to retire debt and for general corporate purposes, including investments in facilities, operations, and to hire and retain employees. Prepayment of the $10 million of interest-bearing capital notes on January 5, 2016 will reduce the company’s interest expense by $150,000 per quarter through the time the notes were scheduled to mature on April 1, 2017.

•	Expanded into the Harrisonburg, Virginia market with a full-service branch and established a Shenandoah Valley banking office.

•	Added deposit-gathering capabilities to its growing Charlottesville, Virginia office, which is focused on commercial banking.

•	Expanded banking capabilities in the Roanoke, Virginia market.

•	Bank of the James Financial Group, Inc. was selected as a member of the prestigious Sandler O’Neill + Partners’ 2015 “Sm-All Star” class recognizing the nation’s 34 top-performing banks and thrifts from among the 435 publicly traded institutions having a market capitalization of less than $2.5 billion. The bank was also named as one of the nation’s top 200 performing community banks by American Banker from among 750 exchange-traded banks and thrifts with less than $2 billion in total assets.

Fourth Quarter 2015 Operational Review

Net income for the three months ended December 31, 2015 was $825,000 or $0.22 per diluted share compared with $951,000 or $0.28 per share for the three months ended December 31, 2015. Earnings per share were impacted by an increase in weighted average shares outstanding, which were 3,688,184 in fourth quarter 2015 versus 3,367,001 in fourth quarter 2014. The quarter ended December 31, 2015 included increased year-over-year employee compensation expense that reflected the addition of new personnel during 2015 and year-end performance-focused bonuses.

We generated $5.29 million of interest income in fourth quarter 2015, up 9.1% compared with $4.85 million of interest income in fourth quarter 2014, due in part to an increase in interest earning assets. Interest expense was $690,000 in fourth quarter 2015, compared with $570,000 in fourth quarter 2014, mostly due to growth of interest-bearing time deposits.

Net interest income was $4.60 million for the three months ended December 31, 2015, up 7.5% from $4.28 million for the three months ended December 31, 2014. The company’s provision for loan losses was $5,000 compared with no provision for the three months ended December 31, 2014. Despite the increased loan balances during 2015, the loan loss reserve decreased due to the effect that lower levels of historical loan charge-offs continue to have on the loan loss reserve calculation. Evaluating the adequacy of the loan loss reserve is an ongoing process for management and currently management believes the loan loss reserve as of December 31, 2015 is appropriate.

The company’s net interest margin was 3.73% and net interest spread was 3.58% for the three months ended December 31, 2015, compared with 4.04% and 3.90%, respectively, for the three months ended December 31, 2014. On a consecutive quarter basis in 2015, the margin and spread were relatively consistent.

J. Todd Scruggs, CFO, commented: “Facing a continued low interest rate environment and competition for quality lending business that continued to put pressure on margins, we were comfortable with the bank’s margin stability. Many banks experienced significant margin erosion during the year, or took higher risk loans to preserve margins. We are committed to maintaining the highest credit and risk standards.

“We believe strength of service, the ability to meet the specific needs of borrowers such as small businesses and not-for-profit organizations and educational institutions, and building relationships that represent a total banking value has enabled us to reduce the amount of rate-based competition.”

Noninterest income from fees, service charges and commissions, including fees from residential mortgage originations and the bank’s line of treasury management services for commercial customers, was $970,000 in fourth quarter 2015 compared with $984,000 in fourth quarter 2014. Quarterly mortgage fee income, and fees, service charges and commissions rose compared with the prior year’s fourth quarter, partially offset by lower income from gains on the sale of securities.

Noninterest expense for the three months ended December 31, 2015 was $4.45 million, up from $4.13 million a year earlier, primarily reflecting annual increases in compensation and benefits expense, which included staffing of a new full-service banking facility in Harrisonburg, Virginia, key personnel hires throughout the franchise, an increase in variable compensation paid as a result of the increase in mortgage origination loans, and year-end bonuses.

Chapman stated: “We had an outstanding year for revenue generation and customer growth. Our employees’ proven performance merited recognition. We also recognize the importance of appropriate compensation to help ensure we retain our most valuable assets – our people.

“I believe we have effectively managed costs related to growing the franchise and expanding our physical infrastructure. It is important to recognize that the majority of the personnel that we have recently hired are considered revenue-generating employees. We anticipate our investments in people, systems and facilities, while increasing operating costs, will drive consistent revenue expansion to support our long-term growth strategy.”

Full year 2015 Operational Review

Net income for the 12 months ended December 31, 2015 was $3.69 million or $1.07 per diluted share, up from $3.41 million or $1.01 per diluted share. Earnings per share in 2015 were lowered slightly by an increase in weighted average shares outstanding to 3,451,409 compared with 3,365,410 weighted average shares in 2014. The dilution to EPS related to the one million shares issued in December 2015 will be evident in year-over-year comparisons in 2016.

Total interest income, driven by loan growth, increased 8.4% to $20.30 million for the 12 months ended December 31, 2015 from $18.73 million for the 12 months ended December 31, 2014. Net interest income increased 7.4% to $17.61 million for the 12 months ended December 31, 2015 compared with $16.40 million for the 12 months ended December 31, 2014. Interest expense was $2.69 million in 2015 compared with $2.33 million in 2014, primarily resulting from an increase in the balance of interest-bearing time deposits.

“We were pleased with the consistent growth of interest income throughout 2015, which reflected loan growth,” noted Chapman. “We also experienced higher interest expense driven mostly by time deposits and to a lesser degree by lower-cost interest bearing core deposits that included NOW, money market and savings accounts. The interest-bearing deposits provided necessary funding for increased lending activity. Growth of noninterest bearing deposits helped manage interest-related costs, and contributed to what we believe was a very acceptable net interest margin of 3.78% for the year and an interest spread of 3.63%.”

Noninterest income was $4.19 million for the 12 months of 2015 compared with $3.59 million for the 12 months of 2014. The primary contributor to growth was fee income from purchase mortgage originations, which increased 32.8% to $2.28 million in the 12 months of 2015 compared with $1.72 million in the 12 months of 2014.

Noninterest expense was $16.18 million for the 12 months ended December 31, 2015 compared with $15.24 million for the 12 months ended December 31, 2014. The increase primarily reflected compensation-related expenses, including increased staffing at the company’s Charlottesville and Harrisonburg locations.

Fourth Quarter, 12 Months 2015 Balance Sheet Review

Loans held for investment, net of allowance for loan losses, were $430.45 million at December 31, 2015, up from $394.57 million at December 31, 2014. Loans held for sale were $1.96 million at December 31, 2015 compared with $1.03 million a year earlier, primarily reflecting the bank’s increased residential mortgage purchase originations, which include loans (primarily longer-term fixed rate mortgages) that are ultimately sold to the secondary market.

“We continue to find opportunities to be the mortgage lender of choice as some lenders have reduced their interest in a sector they feel is not sufficiently profitable,” Chapman explained. “With an efficient qualification process in place and a long tradition as a skilled mortgage lender to the region, we have been able to earn customers and make this service line profitable.”

Commercial loan balances rose to $76.26 million at December 31, 2015, up 21.5% compared with totals a year earlier. Non-owner occupied real estate (primarily commercial real estate) balances were up 4.6% year-over year, the portfolio of owner-occupied real estate grew 4.5% and consumer lines of credit were up 15.1% year-over-year.

Construction lending was up 28.8%, with 16.5% growth in lending for construction of 1-4 family residences and 57.4% growth in the bank’s commercial real estate construction lending. Chapman noted that after several years of a soft housing market and large home inventories in the greater Lynchburg market, inventories have normalized and an improving economy and greater confidence among builders and buyers supported new home construction. The expansion of educational institutions in the Lynchburg market and Charlottesville area has helped drive non-owner occupied residential construction.

Michael A. Syrek, Executive Vice President and Senior Loan Officer, commented: “The markets we serve have unique characteristics and strengths, yet there are also many common attributes that enable us to effectively apply our market knowledge and expertise. Colleges and universities, light manufacturing such as medical equipment, healthcare and hospital systems and general infrastructure expansion are providing a range of opportunities and offer attractive business sector diversification.”

Total deposits at December 31, 2015 increased to a company record $467.61 million compared with $399.50 million at December 31, 2014. The bank’s focus on attracting deposits from customers as part of a banking relationship, and the added ability to take deposit business in its Charlottesville office, contributed to 22.3% growth in noninterest bearing deposits primarily associated with business banking. Core demand deposits were $324.19 million at December 31, 2015, up 7% from $302.44 million at December 31, 2014.

Total assets were $527.45 million at December 31, 2015, a 14.5% increase from assets of $460.87 at December 31, 2014. The company grew its balance sheet while maintaining asset quality.

At December 31, 2015, the ratio of nonperforming loans to total loans was 0.78%, improving from 0.88% at December 31, 2014. Total nonperforming loans at December 31, 2015 were $3.41 million compared with $3.51 million at December 31, 2014. The company’s reserve for loan losses to nonperforming loans 137.5%, which was relatively consistent with the prior year.

“We believe prudent credit and risk management practices are reflected by the fact that we have grown our loan portfolio while maintaining a low ratio of problem loans to total loans,” explained Chapman. Other real estate owned (OREO) was $1.97 million at December 31, 2015, up from the previous year but consistent with levels throughout 2015.

The company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity, in 2015. Return on average assets (ROAA) was 0.74% in 2015, compared with 0.76% in 2014, even as assets increased substantially. Return on average equity (ROAE) was 9.78% in the 12 months of 2015, compared with 10.28% in the 12 months of 2014. ROAE for the three months ended December 31, 2015 was 8.03% compared with 11.01% for the three months ended December 31, 2014. The decline in full-year and fourth quarter ROAE primarily reflects the company’s substantially higher equity as a result of the stock issuance. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Outlook and Market Summary

Chapman stated: “During the past several years, Bank of the James has demonstrated consistent, significant growth, creating a balanced income stream from retail and mortgage banking, commercial banking and treasury management services. With a full platform of capabilities, we have been able to grow in our core Region 2000 market and deliver these capabilities to additional markets.

“Strengthening economic conditions in central Virginia and our market expansion has presented opportunities. A key goal in the coming year is to continue expansion to access the demand for our brand of community banking. Our core Region 2000 market is serving as a hub for outreach to additional markets. We expect to selectively build our presence and build market share in our home market while tapping new potential in surrounding communities.”

Region 2000: The bank’s core market has seen steady improvement in housing activity, which Chapman noted has supported mortgage lending and residential construction activity. Manufacturing, a diverse service economy, and educational institutions are some of the sectors in the region that have supported the bank’s continued growth in commercial lending, construction lending, and full-service business banking relationships.

Roanoke: The Roanoke Valley, which has a population of more than 325,000, has proven to be an attractive market for mortgage lending, he explained. With the addition of Brad Harris, Roanoke Valley Market President, the bank has added commercial lending capabilities to its growing mortgage lending business. Business activities including a major natural gas pipeline project in the planning stages and a healthcare industry that includes the prestigious Virginia Tech Carilion Research Institute have supported area business activity, Chapman said.

Shenandoah Valley: “We are very encouraged by the early success of our Harrisonburg office, led by Thomas Rea, who joined us as President of the Shenandoah Valley office in April 2015. Operating from this location in the heart of the Shenandoah Valley, we see significant opportunity to grow business throughout the region, which is home to two major universities in Harrisonburg and has a diverse manufacturing, agricultural and service base. Early in 2016 we purchased a former bank location in Lexington, Virginia that could complement our Harrisonburg location as a physical presence in the southern portion of the Valley.”

Charlottesville: Chapman noted the Charlottesville office, led by Market President, Jared Feury, has exceeded performance expectations since its inception, expanding from a loan production office to include deposit-gathering, with plans to expand to a full-service branch in 2016. An active housing market, a vibrant university community, and small businesses specializing in areas such as pharmaceutical development and biotechnology continue to generate numerous opportunities.

Chapman concluded: “An important value we provide for customers is our ability to provide sophisticated banking capabilities with a continual focus on personalized service and customized financial solutions. We feel our approach positions us squarely between the largest banks concentrating on very large customers and smaller institutions with fewer resources and capabilities. As we have grown, this business model has generated results for our customers, and for our shareholders.

“As always, we are focused on building the value of our company for all stakeholders. We were pleased that in 2015, the company was able to deliver increased value to shareholders through intrinsic growth and sharing a portion of our earnings in the form of a cash dividend. We plan to continue investing in the long-term success of the company to build a larger, yet community-focused bank.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 11 full service locations, two limited service branches, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000 tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2015	Three months ending Dec 31, 2014	Change	Year to date Dec 31, 2015	Year to date Dec 31, 2014	Change
Interest income	$5,290	$4,848	9.12%	$20,302	$18,729	8.40%
Interest expense	690	570	21.05%	2,691	2,325	15.74%
Net interest income	4,600	4,278	7.53%	17,611	16,404	7.36%
Provision for loan losses	5	—	n/a	282	55	412.73%
Noninterest income	970	984	-1.42%	4,193	3,587	16.89%
Noninterest expense	4,446	4,130	7.65%	16,179	15,235	6.20%
Income taxes	294	181	62.43%	1,651	1,288	28.18%
Net income	825	951	-13.25%	3,692	3,413	8.17%
Weighted average shares outstanding	3,688,184	3,367,001	9.54%	3,451,409	3,365,410	2.56%
Basic net income per share	$0.22	$0.28	$(0.06)	$1.07	$1.01	$0.06
Fully diluted net income per share	$0.22	$0.28	$(0.06)	$1.07	$1.01	$0.06

Balance Sheet at period end:	Dec 31, 2015	Dec 31, 2014	Change	Dec 31, 2014	Dec 31, 2013	Change
Loans, net	$430,445	$394,573	9.09%	$394,573	$339,994	16.05%
Loans held for sale	1,964	1,030	90.68%	1,030	1,921	-46.38%

Total securities	38,515	26,923	43.06%	26,923	49,628	-45.75%

Total deposits	467,610	399,497	17.05%	399,497	387,398	3.12%

Stockholders’ equity	48,196	34,776	38.59%	34,776	29,772	16.81%

Total assets	527,454	460,865	14.45%	460,865	434,511	6.07%

Shares outstanding	4,378,436	3,371,616	1,006,820	3,371,616	3,364,874	6,742
Book value per share	$11.01	$10.31	0.69	$10.31	$8.85	$1.47

Daily averages:	Three months ending Dec 31, 2015	Three months ending Dec 31, 2014	Change	Year to date Dec 31, 2015	Year to date Dec 31, 2014	Change
Loans, net	$428,280	$380,992	12.41%	$412,889	$360,843	14.42%
Loans held for sale	2,093	1,606	30.32%	2,220	1,499	48.10%

Total securities	37,666	30,736	22.55%	32,578	41,244	-21.01%

Total deposits	470,029	402,240	16.85%	446,194	400,940	11.29%

Stockholders’ equity	40,758	34,262	18.96%	37,746	33,205	13.68%
Interest earning assets	488,924	420,322	16.32%	466,856	412,060	13.30%
Interest bearing liabilities	383,651	338,244	13.42%	372,794	339,763	9.72%

Total assets	521,644	454,163	14.86%	497,027	449,461	10.58%

Financial Ratios:	Three months ending Dec 31, 2015	Three months ending Dec 31, 2014	Change	Year to date Dec 31, 2015	Year to date Dec 31, 2014	Change
Return on average assets	0.63%	0.83%	(0.20)	0.74%	0.76%	(0.02)
Return on average equity	8.03%	11.01%	(2.98)	9.78%	10.28%	(0.50)
Net interest margin	3.73%	4.04%	(0.31)	3.78%	3.99%	(0.22)
Efficiency ratio	79.82%	78.49%	1.33	74.20%	76.21%	(2.01)
Average equity to average assets	7.81%	7.54%	0.27	7.59%	7.39%	0.21

Allowance for loan losses:	Three months ending Dec 31, 2015	Three months ending Dec 31, 2014	Change	Year to date Dec 31, 2015	Year to date Dec 31, 2014	Change
Beginning balance	$4,748	$4,874	-2.59%	$4,790	$5,186	-7.64%
Provision for losses	5	—	n/a	282	55	412.73%
Charge-offs	(126)	(124)	1.61%	(615)	(551)	11.62%
Recoveries	56	40	40.00%	226	100	126.00%
Ending balance	4,683	4,790	-2.23%	4,683	4,790	-2.23%

Nonperforming assets:	Dec 31, 2015	Dec 31, 2014	Change	Dec 31, 2014	Dec 31, 2013	Change
Total nonperforming loans	$3,406	$3,505	-2.82%	$3,505	$3,066	14.32%

Other real estate owned	1,965	956	105.54%	956	1,451	-34.11%

Total nonperforming assets	5,371	4,461	20.40%	4,461	4,517	-1.24%

Troubled debt restructurings - (performing portion)	646	376	71.81%	376	564	-33.33%

Asset quality ratios:	Dec 31, 2015	Dec 31, 2014	Change	Dec 31, 2014	Dec 31, 2013	Change
Nonperforming loans to total loans	0.78%	0.88%	(0.09)	0.88%	0.88%	(0.00)
Allowance for loan losses to total loans	1.08%	1.20%	(0.12)	1.20%	1.50%	(0.30)
Allowance for loan losses to nonperforming loans	137.49%	136.66%	0.83	136.66%	169.15%	(32.48)